Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREEN DOT CORPORATION
Green Dot Corporation, a corporation organized existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that the following amendment to the corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders:
Section 3 of Article VII of the Tenth Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and hereby replaced with the following: “3. Board Terms. Prior to the 2017 annual meeting of stockholders and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes. Commencing with the 2017 annual meeting of stockholders, each director elected at and after the 2017 annual meeting of stockholders (other than directors elected by one or more series of Preferred Stock under specified circumstances) shall be elected for a term expiring at the next succeeding annual meeting of stockholders; provided however, that any director elected or appointed prior to the 2017 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. The term for each director elected at the 2014 annual meeting of stockholders shall expire at the 2017 annual meeting of stockholders, the term for each director elected at the 2015 annual meeting of stockholders shall expire at the 2018 annual meeting of stockholders, and the term for each director elected at the 2016 annual meeting of stockholders shall expire at the 2019 annual meeting of stockholders. The division of directors into classes shall terminate at the 2019 annual meeting of stockholders.”
Section 4 of Article VII of the Tenth Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and hereby replaced with the following: “4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Bylaws of the Corporation. Subject to the rights of the holders of any series of Preferred Stock, directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause, and all other directors may be removed either for or without cause, and directors may be removed for or without cause only by the affirmative vote of the holders a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon.”

Section 5 of Article VII of the Tenth Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and hereby replaced with the following: “5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen in accordance with the preceding sentence at any time after the 2017 annual meeting of stockholders shall hold office for a term expiring at the next succeeding annual meeting of stockholders and shall serve until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.”
IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 25th day of May, 2017 and the foregoing facts stated herein are true and correct.
GREEN DOT CORPORATION

By:	/s/ Steven W. Streit
Steven W. Streit,
President and Chief Executive Officer